Exhibit 99.1

Contacts:
For Investors	For News Media
Agnes Lee	Alison Graves
O: 858-836-5971	O: 858-836-6789
investorrelations@resmed.com	news@resmed.com

ResMed Inc. Announces Results for the Third Quarter of Fiscal Year 2017

Revenue increased 13% to $514.2 million; up 14% on a constant currency basis

GAAP diluted earnings per share of $0.62; non-GAAP diluted earnings per share of $0.71

Operating cash flow of $67.6 million in the third quarter

SAN DIEGO, April 27, 2017 – ResMed Inc. (NYSE: RMD) today announced results for its quarter ended March 31, 2017. Revenue for the quarter was $514.2 million, a 13 percent increase compared to the same period of the prior year. Excluding the contribution from the Brightree business acquired in April 2016, revenue for the quarter was $479.2 million, a 6 percent increase.

“We had solid double-digit constant currency revenue growth in Q3, led by our Brightree software solutions as well as mask and device sales,” said Mick Farrell, ResMed’s chief executive officer. “This quarter we saw strong demand for our new AirFit 20 range of masks. We also made significant progress on software innovation with the launch of enhanced integration capabilities with Brightree and our AirSolutions cloud-based software platform. In our current quarter, we are launching our latest market-leading innovation: the ResMed AirMini – the world’s smallest CPAP.”

Farrell concluded, “Our focus on changing 20 million lives by 2020 has driven a pipeline of new products and connected care solutions that improve patient outcomes, create efficiencies for our homecare customers, and help physicians and providers better manage chronic disease while lowering healthcare costs.”

Analysis of third quarter results

Third quarter revenue in the Americas was $332.1 million, an 18 percent increase over the same period of the prior year. This included Brightree revenue of $35.0 million. Excluding Brightree, revenue in the Americas was $297.1 million, a 5 percent increase over the prior year. Revenue in combined EMEA and APAC was $182.1 million, an increase of 9 percent on a constant currency basis, compared to the same period of the prior year.

Gross margin in the third quarter was 58.3 percent, higher than the prior year’s quarter gross margin of 57.3 percent. The improvement in gross margin compared to prior year’s quarter was due to manufacturing and procurement efficiencies and an incremental contribution from the Brightree acquisition.

Income from operations for the quarter was $107.4 million, a 3 percent increase compared with the quarter ended March 31, 2016. Non-GAAP income from operations for the quarter was $126.7 million, a 13 percent increase compared to the same period of the prior year.

Selling, general and administrative expenses were $137.9 million, a 16 percent increase over the same period in the prior year, also a 16 percent increase on a constant currency basis. SG&A expenses increased to 26.8 percent of revenue in the quarter, compared with 26.3 percent reported in the quarter ended March 31, 2016.

Research and development expenses were $35.1 million, or 6.8 percent of revenue. R&D expenses increased by 25 percent compared with the same period last year, or a 21 percent increase on a constant currency basis.

Amortization of acquired intangible assets was $11.4 million during the quarter, an increase of $6.8 million compared with the same period last year. The increase in amortization of acquired intangible assets was primarily due to the amortization expense associated with the Brightree acquisition. Stock-based compensation costs incurred during the quarter of $11.5 million consisted of expenses associated with employee equity grants, and our employee stock purchase plan.

Net income for the quarter was $87.8 million, a 3 percent decrease compared to the same period of the prior year. Non-GAAP net income was $100.7 million, a 3 percent increase compared to the prior year.

Non-GAAP measures adjust for amortization of acquired intangibles, acquisition related expenses and restructuring expenses.

GAAP diluted earnings per share for the quarter decreased 3 percent to $0.62. Non-GAAP diluted earnings per share of $0.71 were 3 percent higher compared with the same period of the prior year.

Cash flow from operations for the quarter was $67.6 million compared to net income in the current quarter of $87.8 million.

Dividend program

The ResMed board of directors today declared a quarterly cash dividend of $0.33 per share. The dividend will have a record date of May 11, 2017, payable on June 15, 2017. The dividend will be paid in U.S. currency to holders of ResMed’s common stock trading on the New York Stock Exchange. Holders of Chess Depositary Instruments trading on the Australian Securities Exchange will receive an equivalent amount in Australian currency, based on the exchange rate on the record date, and reflecting the 10:1 ratio between CDIs and NYSE shares. The ex-dividend date will be May 10, 2017 for common stock holders and for CDI holders. ResMed has received a waiver from the ASX’s settlement operating rules, which will allow ResMed to defer processing conversions between its common stock and CDI registers from May 10, 2017 through May 11, 2017 inclusive.

Webcast details

ResMed will discuss its financial and business results and outlook on its webcast at 1:30 p.m. U.S. Pacific Time today. The live webcast of the call can be accessed on ResMed’s Investor Relations website at investor.resmed.com. Please go to this section of the website and click on the icon for the “Q3 2017 earnings webcast” to register and listen to the live webcast. The online archive of the broadcast will be available on ResMed’s website after the live call. In addition, a telephone replay of the conference call will be available approximately two hours after the call by dialing 800-585-8367 (U.S.) and +1 416-621-4642 (international) and entering a passcode of 98293201. The telephone replay will be available until May 11, 2017.

About ResMed

ResMed (NYSE:RMD) changes lives with award-winning medical devices and cutting-edge cloud-based software applications that better diagnose, treat and manage sleep apnea, chronic obstructive pulmonary disease (COPD) and other chronic diseases. ResMed is a global leader in connected care, with more than 3 million patients remotely monitored every day. Our 5,000-strong team is committed to creating the world’s best tech-driven medical device company – improving quality of life, reducing the impact of chronic disease, and saving healthcare costs in more than 100 countries.

Safe harbor statement

Statements contained in this release that are not historical facts are “forward-looking” statements as contemplated by the Private Securities Litigation Reform Act of 1995. These forward-looking statements – including statements regarding ResMed’s projections of future revenue or earnings, expenses, new product development, new product launches and new markets for its products and the integration of acquisitions – are subject to risks and uncertainties, which could cause actual results to materially differ from those projected or implied in the forward-looking statements. Additional risks and uncertainties are discussed in ResMed’s periodic reports on file with the U.S. Securities & Exchange Commission. ResMed does not undertake to update its forward-looking statements.

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RESMED INC AND SUBSIDIARIES

Condensed Consolidated Statements of Income (Unaudited)

(In thousands, except per share data)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2017	2016	2017	2016
Net revenue	$514,204	$453,879	$1,510,051	$1,320,066
Cost of sales	214,490	193,999	627,012	557,460
Astral field safety notification expenses (1)	—	—	5,070	—
SERVE-HF accrual release (1)	—	—	—	(2,402)

Gross profit	299,714	259,880	877,969	765,008

Operating expenses:
Selling, general and administrative	137,864	119,351	406,028	348,664
Research and development	35,130	28,109	107,761	84,271
Restructuring expenses (1)	7,945	—	12,358	6,914
Litigation settlement expenses (1)	—	—	8,500	—
Acquisition related expenses (1)	—	3,550	10,076	3,550
Amortization of acquired intangible assets (1)	11,378	4,558	34,809	11,294

Total operating expenses	192,317	155,568	579,532	454,693

Income from operations (1)	107,397	104,312	298,437	310,315

Other income (expenses), net:
Interest income (expense), net	(2,911)	2,131	(7,841)	8,028
Other, net	3,504	2,553	6,525	3,791

Total other income (expenses), net	593	4,684	(1,316)	11,819

Income before income taxes	107,990	108,996	297,121	322,134

Income taxes excluding ASU 2016-09 (2)	21,601	20,538	60,336	62,757
Income taxes relating to ASU 2016-09 (2)	(1,434)	(2,333)	(3,887)	(9,906)

Total income taxes	20,167	18,205	56,449	52,851

Net income (1)	$87,823	$90,791	$240,672	$269,283

Basic earnings per share (2)	$0.62	$0.65	$1.70	$1.92
Diluted earnings per share (2)	$0.62	$0.64	$1.69	$1.90
Non-GAAP diluted earnings per share (1) (2)	$0.71	$0.69	$2.05	$2.01

Basic shares outstanding	141,714	140,187	141,266	140,140
Diluted shares outstanding (2)	142,724	141,232	142,363	141,666

(1)	See the reconciliation of non-GAAP financial measures in the table at the end of the press release.
(2)	As a result of the adoption of ASU 2016-09 “Improvements to Employee Share-Based Payment Accounting” during the quarter ended June 30, 2016 we now recognize an income tax impact relating to share-based payment transactions. The income taxes for the three and nine months ended March 31, 2016 have been restated to reflect the adoption of the standard as the benefit was previously recorded as a reduction to Additional Capital.

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RESMED INC AND SUBSIDIARIES

Condensed Consolidated Balance Sheets (Unaudited – In thousands)

	March 31, 2017	June 30, 2016
ASSETS:
Current assets:
Cash and cash equivalents	$827,310	$731,434
Accounts receivable, net	413,612	382,086
Inventories	259,870	224,456
Prepayments and other current assets	104,569	81,743

Total current assets	1,605,361	1,419,719

Property, plant and equipment, net	387,412	384,276
Goodwill	1,050,083	1,059,245
Other intangibles, net	267,404	299,808
Deferred income taxes and other non-current assets	112,303	93,657

Total non-current assets	1,817,202	1,836,986

Total assets	$3,422,563	$3,256,705

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities:
Accounts payable	$82,846	$92,571
Accrued expenses	169,896	156,805
Deferred revenue	48,682	50,009
Income taxes payable	34,854	39,166
Short-term debt	—	299,438

Total current liabilities	336,278	637,989

Non-current liabilities:
Deferred income taxes	12,988	9,061
Deferred revenue	49,135	40,281
Other long-term liabilities	856	1,211
Long-term debt	1,168,350	873,332

Total non-current liabilities	1,231,329	923,885

Total liabilities	1,567,607	1,561,874

STOCKHOLDERS’ EQUITY:
Common stock	567	563
Additional paid-in capital	1,352,676	1,303,238
Retained earnings	2,261,425	2,160,299
Treasury stock	(1,546,612)	(1,546,611)
Accumulated other comprehensive income	(213,100)	(222,658)

Total stockholders’ equity	$1,854,956	$1,694,831

Total liabilities and stockholders’ equity	$3,422,563	$3,256,705

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RESMED INC AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows (Unaudited – In thousands)

	Nine Months Ended March 31,
	2017	2016
Cash flows from operating activities:
Net income	$240,672	$269,283
Adjustment to reconcile net income to cash provided by operating activities:
Depreciation and amortization	83,989	59,827
Impairment of long-lived assets	—	2,815
Stock-based compensation costs	34,263	34,779
Changes in fair value of business combination contingent consideration	10,076	(154)
Payment of business combination contingent consideration	(8,460)	—
Impairment of cost-method investments	588	750
Changes in operating assets and liabilities, net of effect of acquisitions:
Accounts receivable, net	(32,793)	2,798
Inventories, net	(38,146)	26,012
Prepaid expenses, net deferred income taxes and other current assets	(28,554)	99
Accounts payable, accrued expenses and other	12,105	8,764

Net cash provided by operating activities	273,740	404,973

Cash flows from investing activities:
Purchases of property, plant and equipment	(43,857)	(44,133)
Patent registration costs	(6,980)	(6,891)
Business acquisitions, net of cash acquired	(3,394)	(242,645)
Investments in cost-method investments	(6,464)	(8,215)
Proceeds / (Payments) on maturity of foreign currency contracts	10,085	(5,711)

Net cash used in investing activities	(50,610)	(307,595)

Cash flows from financing activities:
Proceeds from issuance of common stock, net	15,255	16,937
Purchases of treasury stock	—	(102,058)
Payment of business combination contingent consideration	(11,682)	(1,228)
Proceeds from borrowings, net of borrowing costs	350,000	310,000
Repayment of borrowings	(355,000)	(193,092)
Dividends paid	(139,546)	(126,026)

Net cash (used in) / provided by financing activities	(140,973)	(95,467)

Effect of exchange rate changes on cash	13,719	(665)

Net increase / (decrease) in cash and cash equivalents	95,876	1,246
Cash and cash equivalents at beginning of period	731,434	717,249

Cash and cash equivalents at end of period	$827,310	$718,495

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Reconciliation of Non-GAAP Financial Measures (Unaudited)

(In US$ thousands, except share and per share data)

The measure, “non-GAAP income from operations” is reconciled with GAAP income from operations below:

	Three Months Ended March 31		Nine Months Ended March 31,
	2017	2016	2017	2016
GAAP income from operations	$107,397	$104,312	$298,437	$310,315
SERVE-HF accrual release (A)	—	—	—	(2,402)
Astral battery field safety notification expenses (A)	—	—	5,070	—
Restructuring expenses (A)	7,945	—	12,358	6,914
Litigation settlement expenses (A)	—	—	8,500	—
Acquisition related expenses (A)	—	3,550	10,076	3,550
Amortization of acquired intangible assets (A)	11,378	4,558	34,809	11,294

Non-GAAP income from operations	$126,720	$112,420	$369,250	$329,671

The measures “non-GAAP net income” and “non-GAAP diluted earnings per share” are reconciled with GAAP net income and GAAP diluted earnings per share in the table below:

	Three Months Ended March 31,		Nine Months Ended March 31,
	2017	2016	2017	2016
GAAP net income	$87,823	$90,791	$240,672	$269,283
SERVE-HF accrual release, net of tax (A)	—	—	—	(1,682)
Astral battery field safety notification expenses (A)	—	—	3,549	—
Restructuring expenses, net of tax (A)	5,210	—	8,295	5,204
Litigation settlement expenses, net of tax (A)	—	—	5,392	—
Acquisition related expenses (A)	—	3,550	10,076	3,550
Amortization of acquired intangible assets, net of tax (A)	7,704	3,416	23,679	8,572

Non-GAAP net income (A)	$100,737	$97,757	$291,663	$284,927

Diluted shares outstanding	142,724	141,232	142,363	141,666

GAAP diluted earnings per share	$0.62	$0.64	$1.69	$1.90

Non-GAAP diluted earnings per share (A)	$0.71	$0.69	$2.05	$2.01

(A)	ResMed adjusts for the impact of the Astral battery field safety notification expenses, release of SERVE-HF accrual, restructuring expenses, litigation settlement expenses, acquisition related expenses and amortization of acquired intangible assets from their evaluation of ongoing operations and believes investors benefit from adjusting these items to facilitate a more meaningful evaluation of current operating performance.

ResMed believes that non-GAAP diluted earnings per share is an additional measure of performance investors can use to compare operating results between reporting periods. ResMed uses non-GAAP information internally in planning, forecasting, and evaluating the results of operations in the current period and in comparing it to past periods. ResMed believes this information provides investors better insight in evaluating ResMed’s performance from core operations and provides consistent financial reporting. Our use of non-GAAP measures is intended to supplement, and not to replace, our presentation of net income and other GAAP measures. Like all non-GAAP measures, non-GAAP earnings are subject to inherent limitations because they do not include all the expenses that must be included under GAAP.

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